Exhibit 10.3
Compromise Agreement
(1) Peter Harris
(2) OXiGENE, Inc.
Dated August 31, 2007
WITHOUT PREJUDICE
AND
SUBJECT TO CONTRACT
This Agreement is made on September 21, 2007
Between:
(1) Peter Harris of 99 Duchess Drive, Newmarket, Suffolk CB8 8AL (the “Employee”); and
(2) OXiGENE, Inc. (company number: FC026772) whose registered office is at 230 Third Avenue, Waltham, MA 02451, USA (the “Company”).
Background:
(A) The Employee is employed by the Company as Chief Medical Officer.
(B) The Employee asserts various claims against the Company arising out of the forthcoming termination of his employment.
(C) The parties have agreed terms of settlement of such claims as set out in this Agreement.
(D) The Company is entering into this Agreement for itself and as agent for all Group Companies and is duly authorised in that behalf.
(E) The payments and benefits provided for in this Agreement will only be made available to the Employee if he signs and returns (and does not revoke any part of) this Agreement by September 21, 2007.
(F) This Agreement will become effective on the eighth day after it is signed by the Employee (the “Effective Date”) provided that the Employee has not revoked any part of this Agreement by written notice to Richard Chin, President and CEO of OXiGENE Inc., prior to that date.
It is agreed as follows:
1. Definitions and interpretation
1.1 In this Agreement, unless the context otherwise requires, the following definitions shall apply:
“Agreement” means this agreement (including any schedule or annexure to it and any document in agreed form).
“Adviser” means the legal adviser referred to in clause 15.
“Benefits” means the benefits referred to in clause 7.

“Confidential Information” means any information of a confidential nature obtained by the Employee as a result of his employment by the Company which belongs to and is of value to the Company or any Group Company or in respect of which the Company or any Group Company owes a duty of confidentiality to a third party. Such information includes (without limitation):
(a) information related to drugs and compounds developed or under development by the Company or any Group Company;
(b) lists and particulars of important contracts entered into by the Company or any Group Company;
(c) any financial information relating to the Company or any Group Company; or
(d) business plans of the Company or any Group Company.
Confidential Information does not include any information in respect of which a protected disclosure is made by the Employee within the meaning of the Public Interest Disclosure Act 1998.
“Contract of Employment” means the contract of employment between the Employee and the Company dated 25 April 2006.
“ERA” means the Employment Rights Act 1996 (as amended).
“Group Company” means the Company and any holding company, subsidiary or subsidiary of a holding company of the Company, the terms “holding company” and “subsidiary” having the meanings given to them in Section 736, Companies Act 1985.
“Proceedings” means any action, claim or proceedings in the Employment Tribunal or any other court against the Company, any Group Company or any of its or their officers, employees or agents in respect of any of the matters which are the subject of the Employee’s warranty under clause 3.5, or are settled under the terms of this Agreement.
“Termination Date” means the date set out in clause 2.
“Termination Payments” means the payments referred to in clause 6.
1.2 In this Agreement, unless the context otherwise requires:
(a) a reference to a statute or statutory provision includes:
(i) any subordinate legislation (as defined in Section 21(1) Interpretation Act 1978) made under it;
(ii) any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;
(b) a reference to:
(i) a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);
(ii) “clauses” and “schedules” is to clauses of and schedules to this Agreement;
(iii) “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;
(c) headings are for convenience only and shall not affect the interpretation of this Agreement.
2. Termination Date
The Employee acknowledges and agrees that his employment with the Company (and/or any Group Company) will be terminated on the Effective Date.
3. Settlement of claims
3.1 The terms of this Agreement have been agreed between the parties without any admission of liability in full and final settlement of the Employee’s complaints of unfair dismissal, breach of contract and his claim for a redundancy payment due under Section 135 ERA or under any contractual entitlement, which he has asserted against the Company, any Group Company and/or any of its or their officers and/or employees arising from his employment or from the termination thereof.

3.2 It is the further intention of the parties that this Agreement shall, without any admission of liability, be in full and final settlement of any other claims the Employee has or may in future have at common law, under domestic or European legislation, against the Company, any Group Company or any of its or their officers, employees or agents and of any such claims the Company or any Group Company may have against the Employee arising directly or indirectly from the Employee’s employment by the Company and/or the termination of such employment including without limitation any claim:
(a) pursuant to the ERA in respect of unlawful deduction from wages or unlawful receipt of payments from the Employee under part II, guarantee payments under part III, protected disclosures under part IVA, unlawful detriment under part V, breach of the right to time off work under part VI, remuneration or alternative work on suspension under part VII and any other rights under the ERA;
(b) to have suffered unlawful detriment, or any other claim, under:
(i) regulation 7(2) Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;
(ii) regulations 27, 31 and 32 Transnational Information and Consultation of Employees Regulations 1999;
(iii) arising under regulation 3, 6(2) or 9 Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;
(iv) regulation 30 Working Time Regulations 1998;
(c) of unlawful discrimination under the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 and/or the Employment Equality (Age) Regulations 2006;
(d) in respect of the contravention of a contract term modified or included by virtue of an equality clause under section 2(1) Equal Pay Act 1970;
(e) in respect of the infringement of the statutory employment rights set out in the Trade Union and Labour Relations (Consolidation) Act 1992;
(f) under any directly effective provision of the Treaty of Amsterdam or the legislation of the European Union;
(g) under the Maternity and Parental Leave etc Regulations 1999;
(h) under the Human Rights Act 1998;
(i) in respect of harassment under section 3 Protection from Harassment Act 1997;
but shall exclude any latent personal injury claim, any claim under the Company pension scheme or under the Company share option scheme in relation to his entitlement pursuant to clause 7.1 and any claim for breach of this Agreement.
3.3 The settlement set out in clause 3.2 shall include, without limitation save as set out in that clause, any future claims the Employee may have, whether or not any legal remedy available for such claims in the future would be available for an action taken at the date of this Agreement.
3.4 In addition, the Employee and the Company (on behalf of itself and any Group Company) hereby warrant that by signing this Agreement and by the Employee accepting the payments and benefits pursuant to it they are waiving and releasing their rights to assert any form of legal claim against each other under any laws of the United States of America, the Commonwealth of Massachusetts, and any other law of any jurisdiction in the United States as set out in Schedule 1 to this Agreement.
3.5 The Employee, having taken independent legal advice, warrants that, except for any claim expressly set out or referred to in clause 3.1 and without prejudice to clause 3.2, he knows of no claims whatsoever that he may have against the Company, any Group Company or any of its or their officers, employees or agents arising directly or indirectly from the Employee’s employment by the Company and/or the termination of such employment. The Employee warrants that he will not make a subject access request to any Group Company and relinquishes and agrees not to pursue any current subject access request outstanding as at the date of this Agreement.
3.6 If the Employee is awarded any compensation or damages by a court or tribunal pursuant to Proceedings, the Employee shall repay to the Company immediately upon demand the lesser of the Termination Payment or such amount of the Termination Payment as shall be equivalent to the total amount of the compensation or damages (including interest) awarded, together with the full amount of any legal fees incurred by the Company in defending Proceedings. Any part of the Termination Payment which remains outstanding shall cease to be payable under this Agreement with effect from the date of commencement of Proceedings.

4. Pay
4.1 The Company will pay to the Employee on or before the Termination Date subject to the deduction of income tax in accordance with his PAYE tax coding and primary class 1 National Insurance contributions:
(a) salary accrued to the Termination Date; and
(b) holiday pay in lieu of the Employee’s accrued but unused pro rata entitlement to holiday.
4.2 The Company will continue to provide to the Employee up to the Termination Date all benefits to which the Employee is entitled under the Contract of Employment.
5. Expenses
The Employee will, within 7 days of the Termination Date, notify the Company of the amount of any expenses incurred by him in the performance of his duties prior to the Termination Date and supply the Company with receipts or other documentary evidence of such expenditure. The Company will, within 14 days of receipt of such notification and evidence, reimburse to the Employee the amount of all such expenses properly and necessarily incurred by him in the course of his duties.
6. Termination Payments
The Company shall pay to the Employee the sum of £20,000 as a redundancy payment and £59,500 as compensation for loss of employment, (in each case less income tax in accordance with the Employee’s PAYE tax coding and primary class 1 National Insurance contributions) to be paid in six equal monthly instalments, commencing on 30 September 2007 until            March 2008 inclusive, such payments to be made after the Employee’s P45 form has been issued by the Company. The Termination Payments include any entitlement to statutory redundancy pay.
7. Benefits
The Company shall, in addition to the Termination Payments, provide the Employee with the following Benefits as further compensation for loss of employment:
7.1 Share Options
In accordance with the Non-Qualified Stock Option Agreement dated June 14, 2006 (the “Option Agreement”), 25,000 shares of common stock have vested. Notwithstanding the Option Agreement, the vested portion of the option may be exercised by the Employee until the expiration of the Option Agreement on June 13, 2016. All other terms of the Option Agreement shall continue to remain in full force and effect and the exercise of the option shall continue to be subject to all other terms and conditions of the Option Agreement. The remaining options shall be forfeited as of the Effective Date.
7.2 Private Medical Insurance
The Company shall at the Employee’s election which is to be made at the date of this Agreement either (a) continue to provide the Employee with private medical insurance cover until 30 July 2008 or (b) transfer to the Employee ownership of his Company laptop computer and blackberry .
8. Tax
8.1 The Termination Payments will be paid subject to the deduction of:
(a) income tax in accordance with the Employee’s PAYE tax coding; and
(b) to the extent applicable, primary class I National Insurance contributions.
8.2 The Employee will declare and account to HM Revenue & Customs for any income tax due in respect of the Benefits.

8.3 (a) The Company makes no warranty as to the taxable status of the Termination Payments and Benefits and, accordingly, the Employee agrees to indemnify and keep the Company (and all Group Companies) indemnified against any PAYE liability in respect of the Termination Payments and the provision of the Benefits in excess of any deduction made by the Company at source in respect of such liability.
(b) The Employee further agrees to indemnify and keep the Company and all Group Companies indemnified against any liability to primary class I National Insurance contributions in respect of the Termination Payments or Benefits in excess of any deduction made by the Company at source in respect of such liabilities.
9. Legal Costs
The Company will pay the Employee’s reasonable legal costs up to a maximum of £1000 (plus VAT) incurred in respect of advice received by the Employee as to the terms and effect of this Agreement. Payment of these costs will be made direct to the Adviser subject to the Company’s receipt of an invoice addressed to the Employee but marked payable by the Company.
10. Confidentiality
10.1 It is a condition of this Agreement that its terms shall remain confidential to the parties and their legal and professional advisers (and in the case of the Employee, his immediate family). Except as agreed in this Agreement or otherwise required by law, no statement or comment shall be made by the parties to any third party in relation to the terms or existence of this Agreement, the claims of the Employee settled by its terms or the circumstances of the termination of the Employee’s employment.
10.2 The parties and their legal advisers will take all reasonable steps to ensure that no person under their influence or control (in the case of the Company, its officers, directors and its Human Resources Manager), whether acting on their behalf or otherwise shall make any statement in relation to the matters referred to in clause 10.1.
10.3 The Company (namely, its officers, directors and its Human Resources Manager) will not make, publish or cause to be published any disparaging remarks concerning the Employee and the Employee will not make, publish or cause to be published any such remarks concerning the Company, any Group Company, or its or their directors, officers or employees.
11. Confidential Information
11.1 The Employee shall not at any time disclose to any person or use for the Employee’s own purposes or through lack of diligence cause the unauthorised disclosure of any Confidential Information, although this restriction shall not apply to any Confidential Information coming into the public domain other than as a result of any breach by the Employee of this obligation.
11.2 The Employee warrants that all Confidential Information that the Employee had in his possession, custody or under his control by whom and in whatever format recorded (whether electronically, on paper, on audio or audio visual tape or otherwise and including all copies but excluding any Confidential Information which he is expressly permitted to retain by the Company to enable him to discharge his duties under the terms of the Consultancy Agreement) will be returned to the Company by the Termination Date and that neither the Employee nor any other unauthorised person will retain the ability to access such information.
12. Company property
The Employee warrants that, except for any item of such property which the Employee is expressly permitted to retain under this Agreement and/or which he is authorised by the Company to retain for the purposes of discharging his duties under the Consultancy Agreement, all property belonging to the Company or any Group Company which is in the possession or control of the Employee will be returned to the Company in good working order by the Termination Date.
13. Restrictions
The Employee acknowledges and confirms that he continues to be bound by the restrictions contained at clause 7 of the Contract of Employment.
14. Post-termination consultancy arrangements
Following the Termination Date, the Employee undertakes to make himself available to provide consultancy services to the Company on the terms set out in the Consultancy Agreement.
15. Legal advice

15.1 The Employee confirms that:
(a) he has received independent legal advice from Mandy Lyne, a qualified lawyer in the firm of Taylor Vinters (Solicitors) of Merlin Place, Milton Road, Cambridge as to the terms and effect of this Agreement including in particular, its effect on his ability to pursue any claim before an Employment Tribunal;
(b) the Adviser has advised him that there was in force, when the Adviser gave the advice referred to in paragraph (a), a policy of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.
15.2 It is agreed that the conditions regulating compromise agreements under Sections 203(3) ERA, 77(4A) Sex Discrimination Act 1975, 72(4A) Race Relations Act 1976, 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, Regulations 35 Working Time Regulations 1998, 41(4) Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 3A paragraph 2(2) Disability Discrimination Act 1995, Schedule 4, paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4, paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003 and Schedule 5, Part 1, paragraph 2(2) Employment Equality (Age) Regulations 2006 are satisfied.
15.3 By signing and returning on the date hereof a letter on the notepaper of the Adviser’s firm, in the form at Schedule 2 to this Agreement, the Adviser confirms that he/she has given to the Employee the advice referred to in clause 15.1. The Adviser further confirms that she is a qualified solicitor holding a current practising certificate and is independent of the Company for whom she has not acted and has no current expectation of activity. At the time that the Adviser gave the advice referred to in clause 15.1, there was in force a contract of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of that advice.
16. Employee’s warranties
16.1 The Employee warrants that at the date of this Agreement he is not aware of any facts or circumstances that could give rise to any claim for personal injury by him against the Company or any Group Company.
16.2 The Employee warrants that:
(a) he has not withheld or failed to disclose any material fact concerning the performance of his duties (including any fiduciary duties) owed to the Company or any Group Company;
(b) he is not aware of any breach by him of any duty (including any fiduciary duty) owed by him to the Company and/or any Group Company; and
(c) he has not at any time committed a repudiatory breach of his Contract of Employment which would entitle the Company to terminate his employment summarily without compensation (if he had still been employed).
17. Third parties and variation
17.1 Save as expressly provided in clause 17.2, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.
17.2 Subject to the Contracts (Rights of Third Parties) Act 1999 and to the provisions of this Agreement, clauses 2, 3, 8.3, 10, 11, 12, 13, 14 and 16 may be enforced by any officer, employee or agent of the Company and/or any Group Company or any of its or their officers, employees or agents in their own right.
17.3 No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.
17.4 Pursuant to Section 2(3)(a) Contracts (Rights of Third Parties) Act 1999, the parties, in accordance with clause 17.1, may without limit or restriction and without the consent of any third party:
(a) vary this Agreement or any provision of it which may be enforced by any third party or otherwise amend this Agreement in such a way as to extinguish or alter any third party’s entitlement under any such provisions; and/or
(b) rescind this Agreement.
18. Entire agreement and conflicts
18.1 This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understanding or arrangements (whether oral or written) in respect of the subject matter of this Agreement.

18.2 The Employee acknowledges that he has entered into this Agreement in reliance only on the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, neither the Company, any Group Company nor any of its or their employees, officers or agents shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.
19. Jurisdiction
This Agreement, with the exception of Schedule 1, shall be governed by and construed in all respects in accordance with the laws of England and Wales and each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.
20. Effective date
This Agreement will come into effect on the Effective Date on which date the “without prejudice and subject to contract” nature of this Agreement will cease to apply.
This Agreement has been signed by the parties on the date appearing at the head of page 1 to signify their agreement to its terms.
Schedule 1
Release of Claims under the laws of the United States of America, the Commonwealth of Massachusetts and all other U.S. Laws
1. The Employee hereby agrees and acknowledges that by signing this Agreement and accepting the Termination Payments and Benefits to be provided to him, and other good and valuable consideration provided for in this Agreement, the Employee, except as expressly provided below, is waiving and releasing his right to assert any form of legal claim against the Company whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. The Employee’s waiver and release herein, except as expressly provided below, is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.
2. Without limiting the foregoing general waiver and release, the Employee, except as expressly provided below, specifically waives and releases the Company from any Claim arising from or related to his employment relationship with the Company or the termination thereof, including, without limitation:
(a) Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.
(b) Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.
(c) Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.
(d) Any other Claim arising under local, state or federal law.

3. The Employee explicitly acknowledges that because he is over forty (40) years of age, he has specific rights under the Older Workers Benefits Protection Act (“OWBPA”), which prohibits discrimination on the basis of age, and that the releases set forth in this Schedule are intended to release any right that he may have to file a claim against the Company alleging discrimination on the basis of age.
     Notwithstanding the foregoing, this section does not:
(a) release the Company from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released;
(b) prohibit the Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”);
(c) prohibit the Employee from participating in an investigation or proceeding by the EEOC or any comparable state or local agency; or
(d) prohibit the Employee from challenging or seeking a determination in good faith of the validity of this release or waiver under the Age Discrimination in Employment Act and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal law.
4. The Employee’s waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to the Employee with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released. In the event that the Employee successfully challenges the validity of the release with respect to the Age Discrimination in Employment Act, the Company or any affected party sought to be released hereunder may seek recovery from the Employee of all amounts paid and the cost of any benefits provided pursuant to this Agreement. Nothing in this Agreement, however, shall limit the right of the Company or any affected party sought to be released hereunder to seek immediate dismissal of a charge on the basis that the signing of this Agreement by the Employee constitutes a full release of any rights the Employee might otherwise have to pursue the charge.
5. The Employee acknowledges and agrees that, but for providing this waiver and release, the Employee would not be receiving the Termination Payments and Benefits being provided to him under the terms of this Agreement.
6. It is the Company’s desire and intent to make certain that the Employee fully understands the provisions and effects of this Schedule/Agreement. To that end, the Employee has been encouraged and has been given the opportunity to consult with US legal counsel for the purpose of reviewing the terms of this Schedule/Agreement.
7. Consistent with the provisions of OWBPA, the Company is providing the Employee with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Richard Chin, President and CEO of OXiGENE Inc., of 230 Third Avenue, Waltham MA 02451, USA. In addition, the Employee may rescind his assent to this Agreement within seven (7) days after having signed it. To do so, the Employee must deliver a notice of rescission to Richard Chin, President and CEO of OXiGENE Inc. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Richard Chin, President and CEO of OXiGENE Inc. of 230 Third Avenue, Waltham MA 02451, USA.
8. The terms of this Schedule shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. The Employee agrees that any action, demand, claim or counterclaim relating to the terms of this Schedule shall be commenced in Massachusetts in a court of competent jurisdiction.
Signed by
Peter Harris
/s/ Peter Harris
Signed by
for and on behalf of
OXiGENE, Inc.
/s/ Richard Chin